UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

VICTORIA’S SECRET & CO.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT DATED MAY 11, 2026 TO

PROXY STATEMENT DATED MAY 1, 2026

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2026

8:30 A.M. EASTERN TIME

Explanatory Note

This supplement (this “Proxy Supplement”) to the Victoria’s Secret & Co. (“VS&Co” or the “Company”) Proxy Statement (the “Proxy Statement”) for the Company’s 2026 Annual Meeting of Stockholders (including any adjournment or postponement thereof, the “2026 Annual Meeting”), which should be read in conjunction with the Proxy Statement, is first being made available to our stockholders on or about May 11, 2026. Other than as specifically set forth below, this Proxy Supplement does not revise or update any of the other information set forth in the Proxy Statement. We are providing this supplemental information in addition to that which is contained in the Proxy Statement as a result of the BBRC Campaign (as defined below). All capitalized terms used but not defined in this Proxy Supplement have the meanings ascribed thereto in the Proxy Statement.

On May 4, 2026, Brett Blundy and BBRC International PTE Limited (together with its affiliates, “BBRC”) announced their intention to solicit our stockholders to withhold votes with respect to the re-election of certain members of the Victoria’s Secret & Co. Board of Directors (the “Board”) at the 2026 Annual Meeting (the “BBRC Campaign”). In connection with the BBRC Campaign, on May 4, 2026, BBRC filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). We are not responsible for the accuracy of any information provided by or relating to BBRC contained in any proxy solicitation materials filed or disseminated by, or on behalf of, BBRC or any other statements otherwise made by BBRC. BBRC chooses which of our stockholders will receive BBRC’s solicitation materials. BBRC’s preliminary proxy statement is available through the SEC’s website at www.sec.gov.

The following information supplements and amends the Proxy Statement in connection with the solicitation by our Board of proxies to be voted at the 2026 Annual Meeting. The 2026 Annual Meeting is scheduled to be held virtually at 8:30 a.m., Eastern Time, on Thursday, June 11, 2026. To participate in the 2026 Annual Meeting, please visit www.proxydocs.com/VSCO and press the REGISTER HERE link. If you were a shareholder of record as of the close of business on April 15, 2026 (the “Record Date”), you will be asked to provide evidence during the registration process that you owned shares of VS&Co common stock as of the Record Date, such as a copy of your WHITE proxy card, containing your control number. If you were the beneficial owner of shares of VS&Co common stock (that is, you held your shares in street name through an intermediary such as a broker, bank or other nominee) as of the Record Date, you will be asked to provide evidence during the registration process that you beneficially owned shares of VS&Co common stock as of the Record Date, which may consist of a copy of the voting instruction form provided by your broker, bank or other nominee, an account statement, or a letter or legal proxy from such broker, bank or other nominee.

After registering, you will receive a confirmation email with a link and instructions for accessing the 2026 Annual Meeting. Please verify that you have received the confirmation email in advance of the 2026 Annual Meeting, including the possibility that it may be in your spam or junk folder. Requests to register to participate in the 2026 Annual Meeting must be received no later than 8:30 a.m. Eastern Time on June 10, 2026.

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Stockholders who have registered to attend the 2026 Annual Meeting will be permitted to ask questions prior to and during the 2026 Annual Meeting. You may log into the virtual meeting platform beginning at 8:00 a.m. on June 11, 2026, and enter your questions 30 minutes before and during the 2026 Annual Meeting in the field provided.

Update

On May 10, 2026, director Mariam Naficy informed the Board that she will not stand for re-election at the 2026 Annual Meeting. Ms. Naficy advised the Board that she made her decision in light of her near-term professional commitments and the time and attention required to engage with BBRC’s proxy contest, which BBRC launched on May 4, 2026 after the May 1, 2026 filing of the Company’s definitive Proxy Statement. Ms. Naficy will continue to serve on the Board through the remainder of her term as a director. The nomination of Ms. Naficy has been withdrawn, and the Board determined that it will not nominate a replacement director for election at the 2026 Annual Meeting. Accordingly, the Board reduced the size of the Board from 10 to nine members, effective at the 2026 Annual Meeting.

Proposals for the 2026 Annual Meeting

Our Board recommends a vote “FOR” the Election of Nine Directors (“Proposal 1”), including the Chair of the Board Donna James, “FOR” the Advisory Vote on Executive Compensation (“Proposal 2”) and “FOR” the Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm (“Proposal 3” and, together with Proposal 1 and Proposal 2, the “Proposals”), as follows:

Proposal	Board Recommendation

1. Election of Nine Directors	FOR all nominees

2. Advisory Vote on Executive Compensation	FOR

3. Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	FOR

We do not know of any other matters that will be considered at the 2026 Annual Meeting. In connection with providing a valid proxy to vote your shares at the meeting, you are also instructing the Company-designated proxy holders to vote your shares on any other proposals not described in this Proxy Statement that may properly come before the meeting in the discretion of such proxy holders and in accordance with the recommendations of the Board.

The order of business of the 2026 Annual Meeting and all matters relating to the manner of conducting the meeting will be determined by the chair of the meeting. The 2026 Annual Meeting will be conducted in a manner designed to accomplish the business of the meeting in a prompt and orderly fashion and to be fair and equitable to all stockholders. Each of these Proposals is described more fully in the Proxy Statement, which you should read carefully.

Voting Matters

The Company is providing shareholders with a revised WHITE proxy card, voting instruction form or voting instructions, as applicable, that reflect the updated Board slate. If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the 2026 Annual Meeting unless revoked. Proxies received in respect of the re-election of Ms. Naficy will not be voted with respect to her re-election but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the 2026 Annual Meeting. If you have already voted, you do not need to take any action for your vote to be counted with respect to the remaining nominees and proposals. If you wish to change your vote, you may do so at any time before the polls close at the 2026 Annual Meeting by following the instructions provided in this Proxy Supplement and the Proxy Statement. If you have not yet voted,

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please use the revised WHITE proxy card to vote via the Internet, by phone or by mail. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in this Proxy Supplement and the Proxy Statement. Your vote is very important. Even if you plan to virtually attend the 2026 Annual Meeting, please vote your shares as soon as possible to ensure they are properly represented at the meeting. Each share of VS&Co common stock entitles the holder thereof to one vote. Stockholders as of the Record Date can vote in advance of the 2026 Annual Meeting by following the instructions on the enclosed WHITE proxy card or WHITE voting instruction form.

You may receive proxy solicitation materials, including a gold proxy card or gold voting instruction form, from BBRC. The Board recommends that you simply DISREGARD and do NOT return BBRC’s gold proxy card or gold voting instruction form. If you vote, or have previously voted, on BBRC’s gold proxy card or gold voting instruction form, you have every right to change your vote. Your later-dated WHITE proxy card, or your vote at a later date by Internet or telephone, will revoke any prior proxy. Only your latest-dated proxy will count. Attending the 2026 Annual Meeting will not revoke your proxy unless you specifically request it to be revoked. If your shares are held for you by a broker, bank or nominee, you must contact the broker, bank or other nominee to revoke a previously authorized proxy.

What vote is required to approve each proposal?

Proposal		Voting Options	Vote Required for Approval
1.	Election of Nine Directors	“FOR,” “AGAINST” or “ABSTAIN” for each nominee	Majority of votes cast for each nominee
2.	Advisory Vote on Executive Compensation	“FOR,” “AGAINST” or “ABSTAIN”	Majority of votes cast
3.	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	“FOR,” “AGAINST” or “ABSTAIN”	Majority of votes cast

Abstentions and broker non-votes do not count as votes cast and therefore will have no effect on vote outcomes.

If your shares are registered in the name of a bank, broker or other nominee and you do not give your bank, broker or other nominee specific voting instructions for your shares, under the rules of the New York Stock Exchange, they normally have discretion to vote your shares on “routine” matters (including Proposal 3) but not on any other proposals. However, to the extent your bank, broker or other nominee has forwarded you proxy materials from BBRC, your bank, broker or other nominee would not have discretionary authority to vote your shares on any of the proposals to be considered at the 2026 Annual Meeting (including Proposal 3). Therefore, your bank, broker or other nominee will not be permitted to vote on your behalf on Proposals 1 – 3 unless you provide specific instructions before the date of the 2026 Annual Meeting by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet; provided, however, that if your bank, broker or other nominee does not provide you with competing proxy materials from BBRC, your bank, broker or other nominee will have discretionary authority to vote on Proposal 3.

The vote to approve the compensation of our named executive officers is advisory in nature and nonbinding. The Board and the Human Capital and Compensation Committee will carefully consider the voting results on this proposal and, if there are a significant number of negative votes, seek to understand the concerns that influenced those votes and address them in future decisions about our executive compensation program.

Who bears the costs of the solicitation on behalf of VS&Co?

The Board is soliciting your proxy to vote your shares at the 2026 Annual Meeting on the WHITE proxy card. The Company will bear the expenses of calling and holding the 2026 Annual Meeting and the solicitation of proxies on behalf of the Board with respect to the 2026 Annual Meeting. These costs will include, among other items, the expense of preparing, assembling, printing and mailing the proxy materials to stockholders of record and beneficial owners, and reimbursements paid to brokerage firms, banks and other fiduciaries for their reasonable

VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT	3

out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining voting instructions of beneficial owners. In addition to soliciting proxies by mail, directors, officers and certain regular employees may solicit proxies on behalf of the Board, without additional compensation, personally or by telephone or other electronic communications. The regular employees will be administrative personnel. We may also solicit proxies by e-mail from stockholders who are our employees or who previously requested to receive proxy materials electronically.

As a result of the BBRC Campaign, we have incurred and may incur additional costs in connection with our solicitation of proxies. We have retained Innisfree M&A Incorporated (“Innisfree”) to solicit proxies. Under our agreement with Innisfree, Innisfree will receive a fee of up to $750,000 plus the reimbursement of reasonable expenses. Innisfree expects that approximately 50 of its employees will assist in the solicitation. Innisfree will solicit proxies by mail, telephone, facsimile or email. Excluding amounts normally expended by the Company for a solicitation for an election of directors in the absence of a contest and costs represented by salaries and wages of the Company’s regular employees, our aggregate expenses, including those of Innisfree, related to our solicitation of proxies are expected to be approximately $6,500,000, of which approximately $1,000,000 has been incurred as of the date of this Proxy Supplement. These expenses are expected to include additional fees payable to service provider as well as our proxy solicitor, fees of outside counsel and other advisors in connection with the solicitation.

Note regarding proxy materials

You may access an electronic copy of this Proxy Supplement, the Proxy Statement, the Notice of Annual Meeting of Stockholders, and the 2025 Annual Report at www.proxydocs.com/VSCO.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of the Company’s proxy materials, please contact Innisfree at the phone numbers listed below.

INNISFREE M&A INCORPORATED

(877) 750-0831 (toll free from the U.S. and Canada) or

+1 (412) 232-3651 (from all other countries)

4	VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT

Background to the Solicitation

Over the past four years, representatives of the Company, including members of the Board and management, have engaged extensively with Mr. Blundy and other BBRC representatives via conference calls, in-person meetings, and letters and emails. This section summarizes the Company’s engagement with BBRC, but does not purport to detail every interaction among the representatives of the Company, Mr. Blundy, other representatives of BBRC and their respective advisors.

BBRC Makes Unsuccessful Bid to Acquire Victoria’s Secret from L Brands; Establishes Stake in New Public Company, VS&Co; Forced to Disgorge Short-Swing Profits

On April 12, 2021, BBRC submitted a non-binding expression of interest to acquire the Victoria’s Secret business from L Brands, Inc., the former parent company of VS&Co (“L Brands”).

In August 2021, VS&Co spun off from L Brands and began trading on the New York Stock Exchange. In 2022, L Brands and its spin off companies, including VS&Co, entered into a Stipulation and Agreement of Settlement (the “L Brands Settlement Agreement”) in connection with a derivative stockholder lawsuit against L Brands alleging sexual harassment, hostile work environment, gender discrimination and retaliation.1 Under the L Brands Settlement Agreement, the Company committed to implementing management and governance measures in response to the type of alleged problematic conduct that was the subject of the L Brands Settlement Agreement through May 2027.

On April 12, 2022, BBRC first contacted Martin Waters, the Company’s CEO at the time, indicating BBRC Chairman Brett Blundy’s desire to meet with him and “become a large significant shareholder.”

On April 18, 2022, Mr. Waters and other representatives of management held an introductory call with Mr. Blundy and another BBRC representative in which Mr. Blundy referenced his prior bid to acquire the Company, his interest in becoming a greater than 5% stockholder of VS&Co, and his experience buying and selling controlling or significant interests in retail companies.

On May 31, 2022, BBRC filed an initial Schedule 13G with the SEC disclosing beneficial ownership of 8.3% of the Company’s common stock. On the Schedule 13G, BBRC certified that its shares of the Company “were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of [VS&Co] and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect” (the “Schedule 13G Passive Investor Certification”).

On September 14, 2022, BBRC filed an amendment to its Schedule 13G disclosing beneficial ownership of 10.1% of the Company’s common stock. On this amended Schedule 13G, BBRC made the Schedule 13G Passive Investor Certification. In addition, as BBRC held more than 10% beneficial ownership, it became subject to Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), including the associated reporting requirements and short-swing liability rules.

On October 13, 2022, Chair of the Board Donna James and Board member Anne Sheehan met for the first time with Mr. Blundy to hear his perspective on VS&Co’s strategic direction and stockholder engagement.

Between November and December 2022, BBRC executed a series of transactions in Company securities that made BBRC liable under Section 16(b) of the Exchange Act for short-swing profits that must be disgorged. In February 2023, BBRC was required to disgorge over $50,000 it had profited off short-term fluctuations in the Company’s stock price while BBRC was a statutory “insider” of the Company.

On February 13, 2023, BBRC filed an amendment to its Schedule 13G disclosing beneficial ownership of 9.4% of the Company’s common stock. On this amended Schedule 13G, BBRC made the Schedule 13G Passive Investor Certification.

On March 17, 2023, Mses. James and Sheehan met with Mr. Blundy to discuss the Company’s growth, strategy and recent acquisition of Adore Me, Inc. (“Adore Me”), a digitally

[1]	See Dkt. 21-1, Rudi v. Wexner et al., Case No. 2:20-cv-3068 (July 30, 2021 S.D. Ohio).

VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT	5

native intimates brand, and its personal styling service DailyLook (“DailyLook”). Mr. Blundy expressed frustration with the limited information about VS&Co that was available to him and BBRC due to VS&Co being a public company subject to Regulation FD.

Mr. Blundy Requests a Board Seat for Himself (2023-2024 Proxy Season)

On May 11, 2023, while BBRC continued to report its holdings on Schedule 13G while making the Schedule 13G Passive Investor Certification, Mr. Blundy stated in an email to the Board that he intended to vote BBRC’s shares of VS&Co common stock against certain members of the Board at the Company’s 2023 annual meeting of stockholders due to what he believed was a lack of CEO and CFO experience on the Board and his preference for a smaller Board. Ms. James responded to Mr. Blundy, explaining the Board’s perspectives on composition, qualifications and size.

On August 29, 2023, the Board appointed Rod Little, the CEO of Edgewell Personal Care Company and a leader in the consumer products industry, to the Board.

On October 12, 2023, in connection with the Company’s 2023 Investor Day, Mses. James and Sheehan met with Mr. Blundy. During this meeting, and while BBRC continued to report its holdings on Schedule 13G while making the Schedule 13G Passive Investor Certification, Mr. Blundy requested that he be appointed to the Board.

On October 27, 2023, Mses. James and Sheehan notified Mr. Blundy via email that the Board’s Nominating and Governance Committee (the “Nominating and Governance Committee”) would evaluate Mr. Blundy’s candidacy, and also requested that Mr. Blundy complete and return the Company’s director and officer questionnaire.

On December 11, 2023, the Nominating and Governance Committee interviewed Mr. Blundy to assess his candidacy for joining the Board.

On January 11, 2024, members of the Board met with Mr. Blundy for a second interview. After hearing Mr. Blundy’s responses, which did not adequately address the Board’s concerns, the Board members explained to Mr. Blundy that they did not see a path to appointing him to the Board given the Board’s serious concerns about the Company’s ability to comply with its legal obligations under the L Brands Settlement Agreement and the significant reputational risk the Company could face in light of Mr. Blundy’s leadership and ownership positions at companies where there have been serious allegations relating to the type of alleged problematic conduct that was the subject of the L Brands Settlement Agreement. At the conclusion of the meeting, the Board members indicated that the Company would be open to exploring an arrangement to enable a deeper level of engagement between the Company and BBRC through an alternative arrangement providing for information-sharing. The proposed information-sharing agreement would have enabled the Company to provide confidential information to BBRC, which would have facilitated BBRC’s ability to share direct strategic input, including with representatives of the Board and management team. During the meeting, Mr. Blundy expressed openness to considering this information-sharing construct.

On January 19, 2024, the Company sent to Mr. Blundy a proposed information sharing arrangement, which memorialized the proposal the Company made to BBRC on January 11, 2024 and included customary confidentiality and standstill commitments from BBRC (the “Company’s Information Sharing Proposal”).

On January 23, 2024, Mr. Blundy informed the Company of his decision to decline the Company’s Information Sharing Proposal.

On February 1, 2024, after reporting its ownership on Schedule 13G and making the Schedule 13G Passive Investor Certification for over 20 months, BBRC for the first time converted its Schedule 13G to a Schedule 13D, indicating an intent to change or influence control of the Company and disclosing beneficial ownership of 9.8% of the Company’s common stock.

The next day, in a February 2, 2024 meeting with Mses. James and Sheehan, Mr. Blundy stated that he (i) did not believe the L Brands Settlement Agreement precluded him from serving on the Board, (ii) intended to nominate himself and an independent director to the Board at the Company’s 2024 annual meeting of stockholders, and (iii) would propose a potential resolution in response to the Company’s Information Sharing Proposal, wherein he would serve as a board “advisor.” BBRC followed up in writing with a counterproposal to the Company’s Information Sharing Proposal, which sought to grant Mr. Blundy the role of “special advisor” to the Board. As special advisor, Mr. Blundy would receive real-time access to the same information, reports and data as all VS&Co directors and could attend and participate in all Board meetings and discussions. In essence, BBRC sought all the

6	VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT

rights and privileges of a director for Mr. Blundy but without the associated fiduciary duties, decision-making responsibility or liability. In the email, BBRC also requested that counsel for the Company meet with BBRC’s counsel, Olshan Frome Wolosky LLP (“Olshan”), to discuss a potential settlement.

On February 13, 2024, Kirkland & Ellis LLP (“Kirkland”), counsel for the Company, met with Olshan to explain the Company’s concerns over Mr. Blundy’s candidacy (including as a Board advisor), including pursuant to the L Brands Settlement Agreement and associated reputational risk. Kirkland reiterated to Olshan that in light of these concerns, the Board was not open to appointing Mr. Blundy as a director or as a Board “advisor”.

VS&Co Board Takes Decisive Action to Appoint Hillary Super as CEO

On August 14, 2024, following an extensive search process initiated by and led by the Board with the assistance of a nationally recognized search firm, the Company announced the appointment of Hillary Super as CEO, effective September 9, 2024.

BBRC Employee Misappropriates Confidential Sales Information from VS&Co Stores

In early September 2024, press reports began to emerge that Mr. Blundy was planning to launch a new global lingerie company.

In late 2024, VS&Co store employees notified management that a senior BBRC employee and trusted advisor to Mr. Blundy had visited at least 17 VS&Co retail stores in the United States and abroad, and attempted to gain – and in some cases succeeded in gaining – access to VS&Co confidential sales information by falsely presenting himself as being affiliated with VS&Co.

The Company notified BBRC of these incidents, and between December 2024 and February 2025, Kirkland and BBRC’s counsel, Cadwalader, Wickersham & Taft LLP (“Cadwalader”), exchanged a series of letters. On February 7, 2025, Cadwalader confirmed on behalf of BBRC that all sales and other confidential, trade secret information that VS&Co had contended were misappropriated by the senior BBRC employee, or anyone else acting on such person’s or BBRC’s behalf, had been destroyed per the Company’s request.

BBRC Continues Accumulating VS&Co Shares and Violates U.S. Antitrust Laws; Board Adopts Limited Duration Rights Plan to Protect Best Interests of All Stockholders

On February 14, 2025, a BBRC representative met with Mses. James and Sheehan.

Between March 6 and April 3, 2025, BBRC acquired beneficial ownership of an additional 2,707,612 shares of VS&Co common stock, or more than 3.4% of the Company’s common stock, bringing BBRC’s total ownership to approximately 13% of the Company’s common stock.

During this same period, further press reports on Mr. Blundy’s new lingerie business emerged, detailing the senior executive team and reporting that the business employed between 201 and 500 employees.

On April 1, 2025, BBRC filed an amendment to its Schedule 13D disclosing beneficial ownership of 12.8% of the Company’s common stock.

On April 8, 2025, BBRC notified the Company that BBRC had “recently” crossed the 10% ownership threshold, despite having first crossed that threshold in September 2022, and become aware that it was required to file for antitrust clearance as required under the Hart-Scott-Rodino Act (the “HSR Act”) in connection with its beneficial ownership of VS&Co common stock.

Over the course of a series of calls and correspondence between Kirkland and BBRC’s external antitrust counsel, BBRC acknowledged that its acquisitions of VS&Co common stock had been in violation of the HSR Act for nearly three years and that BBRC would be making the necessary corrective filings. On April 21, 2025, BBRC made corrective filings under the HSR Act that sought clearance for BBRC to acquire up to 49.99% of the Company’s stock.

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On April 28, 2025, the Board nominated David McCreight, a retail executive with over 20 years of experience leading prominent retail brands, for election to the Board at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”).

Between April 30 and May 12, 2025, a BBRC representative exchanged emails with Ms. James, acting on behalf of the Board, stating that (i) BBRC opposed the increase to the Board’s size and addition of Mr. McCreight, (ii) BBRC would vote against all directors and other resolutions on the ballot at the 2025 Annual Meeting and (iii) the Board should appoint Mr. Blundy to the Board. The Board responded that the Company and Board fully supported the nomination of David McCreight on the merits of his extensive experience and leadership in the retail space, including as a former CEO.

On May 14, 2025, Mr. Blundy emailed Ms. James and the Board to reiterate BBRC’s disapproval of the planned expansion of the Board and nomination of Mr. McCreight and to request an opportunity to speak with the Board about BBRC’s voting intentions and reasoning. Company management responded on May 16 with options for meeting availability on June 5, 2025, following the release of Q1 results.

On May 15, 2025, BBRC officially launched its new company, Léays, describing it as a global lingerie, sleepwear and beauty brand.

On May 20, 2025, the Board announced that it had adopted a limited-duration stockholder rights plan with a 15% trigger threshold (20% for certain passive investors) designed to protect the best interests of all stockholders (the “Rights Plan”). In determining the adoption of the Rights Plan was in the best interest of the Company’s stockholders, the Board considered many factors, including that BBRC had: (1) accumulated an approximately 13% stake in the Company and converted its passive Schedule 13G to a Schedule 13D, indicating its intent to change or influence control of the Company, (2) violated U.S. antitrust laws for nearly three years, (3) made regulatory filings with U.S. antitrust authorities that would allow it to acquire a significantly greater percentage of the Company’s voting power after May 21, 2025, (4) had a track record of acquiring controlling interests in retail companies, and (5) recently launched a new business described as a global lingerie, sleepwear and beauty brand.

On May 21, 2025 at 11:59 p.m., the waiting period for BBRC’s HSR filing expired, permitting BBRC to acquire up to 49.99% of the Company’s voting shares through May 2027.

On May 26, 2025, BBRC’s legal counsel, White & Case LLP (“White & Case”), sent the Board a cease-and-desist letter in response to the Company’s press release announcing the Rights Plan, alleging that the Company’s factual statements with respect to BBRC’s past investments falsely disparaged BBRC and Mr. Blundy, and demanded that the Company retract the statements and issue appropriate corrective disclosures (the “BBRC Cease and Desist Letter”). That same day, following a phone call with Mses. James and Sheehan in which Mr. Blundy expressed his disapproval of the Board’s adoption of the Rights Plan, Mr. Blundy followed up via email reiterating his disapproval.

Kirkland responded to the BBRC Cease and Desist Letter on May 30, 2025, noting that the disclosures contained in the press release were an accurate representation of BBRC’s investment history and further explaining that the Rights Plan was put in place to protect long-term value for all stockholders.

BBRC Issues Public Letter and Renews Demand for Board Representation

On June 10, 2025, BBRC published a public letter to the Board, criticizing (i) Company performance, including TSR performance, (ii) capital allocation and portfolio management, (iii) Board independence, (iv) Board accountability and (v) Ms. James’ tenure.

On June 12, 2025, BBRC sent a letter to the Board requesting the opportunity to speak at the 2025 Annual Meeting. The next day, Mr. Blundy emailed Mses. James and Sheehan and Mr. Little, stating that he “look[ed] forward to the [Board] supporting [his] offer of assistance, by appointing [him] to the [Board,] to get involved,” and that he would be happy to discuss his investment intentions and opinions regarding Board refreshment with other members of the Board. In response, the Company (i) granted BBRC’s request to speak at the 2025 Annual Meeting and (ii) invited Mr. Blundy to present in-person to the full Board.

On June 18, 2025, the Company held its 2025 Annual Meeting. Mr. Blundy did not attend the 2025 Annual Meeting and instead sent a representative, whose presentation repeated the points in BBRC’s June 10, 2025 public letter.

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In July 2025, the Board invited Mr. Blundy to present at the Board’s upcoming meeting on September 24, 2025.

BBRC Presents to Full Board and VS&Co Once Again Evaluates Mr. Blundy’s Candidacy

On September 24, 2025, Mr. Blundy presented to the full Board. He stated that he did not want a proxy fight but certain issues had become “too important” not to raise directly with the Board. Mr. Blundy stated that there were only “two ways” to address his concerns: “together or the hard way.” During the meeting, Mr. Blundy made certain demands relating to Board composition, the Company’s strategy and stockholder engagement (as more fully set forth below). At the conclusion of the meeting, the Board offered to reevaluate Mr. Blundy’s candidacy and the yet-to-be-named candidates that he stated he would present to the Board for consideration.

On September 25, 2025, Ms. James emailed Mr. Blundy on behalf of the full Board to thank him for speaking with the Board and to confirm that the Board would take Mr. Blundy’s feedback into consideration and respond to him promptly.

Mr. Blundy responded the same day via email to the Board and formally reiterated his demands from the previous day:

•	the appointment of four new directors to the Board (Mr. Blundy, an unspecified second BBRC employee and two other candidates yet to be identified);

•	the resignation of current Chair of the Board, Ms. James, and three additional Board members, so the Board size would remain the same following BBRC’s appointments;

•	that the Board consider appointing Mr. Blundy as Chair of the Board in the short term;

•	the following Board committee appointments for Mr. Blundy’s proposed designees:

•	one BBRC designee to chair the Human Capital and Compensation Committee;

•	one BBRC designee to the Audit Committee;

•	one non-BBRC designee to the Human Capital and Compensation Committee; and

•	one non-BBRC designee to the Audit Committee;

•	a “strategic re-set,” including evaluation of divesting the Company’s Adore Me/DailyLook acquisition; and

•	“shareholder re-engagement,” including termination of the Rights Plan and jointly engaging in shareholder voting support (together, the “September 25 Demands”).

On September 26, 2025, in light of the significant changes Mr. Blundy was proposing, Ms. James responded on behalf of the Board and proposed, among other things, (i) arranging an interview and background check process for Mr. Blundy and the yet-to-be-named second BBRC representative and two other independent proposed candidates, (ii) a discussion to understand potential competitive and conflict of interest concerns regarding Léays, and (iii) an in-depth discussion with a subset of the Board and management about Adore Me and Mr. Blundy and BBRC’s contemplated strategic re-set.

Approximately one week later, on October 2, 2025, Mr. Blundy responded, narrowing his previous September 25 Demands to focus on his immediate appointment to, and Ms. James’ immediate resignation from, the Board. Other items, Mr. Blundy noted, could be discussed once the Board agreed to these two demands. Mr. Blundy reiterated that he would like to reach an agreement on these points prior to October 17, 2025, which he stated he believed was the earliest date on which stockholders could call a special meeting of stockholders.

The Board responded to Mr. Blundy on October 6, 2025 with an offer for Mr. Blundy and BBRC representatives to meet with the Company’s legal counsel and members of the Board on two separate calls: one to discuss competition-related concerns, including with respect to his new lingerie business, Léays (the “Competition Discussion”), and the other to discuss concerns related to admitted conduct and/or allegations of sexual harassment and misconduct by senior executives hired by Mr. Blundy and alleged employee relations issues at certain of BBRC’s portfolio companies (the “Conduct Discussion”).

VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT	9

On October 13, 2025, Mr. Blundy and another BBRC representative met with Ms. McAfee, Chief Legal Officer and Corporate Secretary, and Kirkland to hold the Competition Discussion. The Company’s questions were focused on concerns that Léays was a potential competitor of VS&Co and that Mr. Blundy’s service on the Board could create conflicts of interest and competitive concerns, including under applicable antitrust laws.

On October 17, 2025, at White & Case’s request, the Company shared with Mr. Blundy and other BBRC representatives an agenda of items to be discussed during the Conduct Discussion, including certain BBRC leadership hiring decisions, and reported allegations of misconduct and labor law violations involving BBRC’s portfolio companies Lovisa and Honey Birdette (before it was sold to the owner of Playboy).

On October 21, 2025, White & Case delivered to the Company a written request for the Company’s form of director and officer questionnaire and other related materials in connection with the potential nomination of directors to the Board. The Company provided the requested materials on October 28, 2025.

On October 23, 2025, BBRC and Mr. Blundy circulated preliminary responses to the Conduct Discussion agenda.

On October 24, 2025, members of the Board and representatives of the Company and Kirkland met with Mr. Blundy and BBRC representatives for the Conduct Discussion. The Company’s questions focused on certain of Mr. Blundy’s decisions to hire executives with a history of serious allegations of sexual harassment or other misconduct, and the reported and alleged instances of harassment and highly inappropriate employee policies that occurred under Mr. Blundy’s oversight at companies he controlled or effectively controlled. During this meeting, members of the Board explained to Mr. Blundy that the Board was especially vigilant regarding these types of issues. They noted that this derived not only from the Board’s fiduciary duties, but also the history of the Company’s former parent L Brands with these types of allegations, the Company’s obligations under the L Brands Settlement Agreement, and expectations from the Company’s customers and other key stakeholders. As it related to Board composition, the Board members emphasized that the Board was focused on ensuring that it had leaders who promoted culture, policies, and procedures to prevent the attendant risks of reputational and operational harm to VS&Co’s business and brand.

On October 29, 2025, White & Case sent a books and records demand to the Company for certain stockholder list materials (the “October Stocklist Demand”).

BBRC Issues Another Public Letter and Threatens to Call Special Meeting

On November 4, 2025, The Wall Street Journal published a story indicating that BBRC intended to deliver a letter to the Board demanding that Mr. Blundy be appointed to the Board and that Ms. James be removed from the Board, including from her role as Chair of the Board. After the article’s publication, BBRC delivered the letter to the Board via email. In the letter, BBRC threatened a proxy contest to replace members of the Board at the 2026 Annual Meeting or sooner, by calling a special meeting of stockholders.

The same day, the Company issued a press release commenting on BBRC’s letter. Among other things, the press release reported the Board’s disappointment that Mr. Blundy and BBRC had sought to pre-empt the Board’s evaluation process – which had been agreed between the parties – by issuing a public letter, an action that the Board believed demonstrated a lack of interest in a constructive approach by BBRC. The letter also made clear that the Board’s good faith evaluation of Mr. Blundy’s candidacy remained ongoing.

On November 5, 2025, Kirkland agreed to provide the materials requested in the October Stocklist Demand, subject to the execution of a customary confidentiality agreement.

The Board Determines Not to Appoint Mr. Blundy and Explains its Rationale in a Series of Letters to BBRC

On November 13, 2025, members of the Board held a videoconference call with Mr. Blundy to inform him that the Board had determined, in accordance with its fiduciary duties, that appointing Mr. Blundy to the Board would not be in the best interests of VS&Co or its stockholders. In an effort to reach a mutually agreeable resolution, the Board proposed collaborating with BBRC and Mr. Blundy on (i) adding one mutually-agreed new independent director not affiliated with BBRC to the Board, (ii) Mr. Blundy’s participation in a review with the Board of the Company’s capital allocation, (iii) entering into a longer-term information sharing agreement and, in the context of

10	VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT

a negotiated resolution with BBRC and Mr. Blundy, an agreement on customary standstill restrictions, and (iv) taking down the Rights Plan. After this call, the Board delivered to Mr. Blundy the following letter explaining its rationale for rejecting his candidacy and proposing a new framework for a mutually agreeable resolution:

November 13, 2025

Mr. Brett Blundy

Chairman

BBRC International Pte Limited (“BBRC”)

Dear Mr. Blundy,

On behalf of the Board of Directors (the “Board”) of Victoria’s Secret & Co. (“Victoria’s Secret” or the “Company”), we are writing to follow up on our recent engagement and to respond to your correspondences, dated September 25, 2025 and October 2, 2025, in which you requested:

•	the appointment of four new directors to the Board (yourself, an unspecified second BBRC employee and two other candidates you have yet to identify);

•	the resignation of our current Board Chair;

•	that the Board consider appointing you as Chair in the short term;

•	the resignation of three more members of the Board (so that the current Board size remains the same following your four appointments);

•	the following Board committee appointments for your proposed designees:

•	one BBRC designee to chair the Human Capital and Compensation Committee;

•	one BBRC designee to the Audit Committee;

•	one non-BBRC designee to the Human Capital and Compensation Committee; and

•	one non-BBRC designee to the Audit Committee;

•	a “strategic re-set,” including evaluation of divesting the Company’s AdoreMe/DailyLook acquisition; and

•	“shareholder re-engagement,” including termination of the Company’s shareholder rights agreement and jointly engaging in shareholder voting support.

As you know, the Board promptly acknowledged your requests and launched a renewed evaluation of your director candidacy. Although the Board previously considered your Board candidacy approximately two years ago, we offered you multiple opportunities to address our concerns, including relating to the L Brands Settlement Agreement (the “Settlement Agreement”) that is binding upon the Company. Our process included hearing your perspectives firsthand when you presented to the full Board in September 2025, as well as in-depth follow-ups by videoconference and in writing between you, members of the Board and other Company representatives, and our respective counsel. We note that we have not received any response to the follow-up questions we prepared at your and your counsel’s request and shared with you on October 17, 2025.

We also received your letter dated November 4, 2025, which you released publicly prior to sharing with us.

After careful and extensive consideration, the Board has determined in accordance with its fiduciary duties that appointing you to the Board would not be in the best interests of Victoria’s Secret or its shareholders. Nevertheless, the Board remains open to a mutually agreeable resolution with you, and we outline the Board’s proposal at the end of this letter.

VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT	11

Reasons for the Board’s Determination

Out of respect for you and your large stake in the Company, the Board is setting forth below additional information regarding the basis for its determination as to your candidacy. In coming to this determination, the Board considered your experience in the specialty retail sector and your significant investment in Victoria’s Secret. The Board also considered several other factors that weighed against your candidacy, including, without limitation:

•

The potential for significant reputational and legal risk to Victoria’s Secret arising from (1) your pattern of hiring executives with a history of serious allegations of sexual harassment or other misconduct, and (2) the reported and alleged instances of harassment and highly inappropriate employee policies that occurred under your oversight at companies you controlled or effectively controlled.

•	We appreciate the time you took to speak with members of the Board on these sensitive topics on October 24, 2025, and your earlier written responses.

•

In the Board’s view, however, you have not satisfactorily addressed or explained these serious concerns. The Board is particularly troubled that you did not appear to have appropriately investigated these issues as part of vetting senior executives or in overseeing your companies, which in the Board’s view demonstrates a lack of adequate sensitivity to these issues.

•

As we explained to you during the October 24 meeting, the Board is especially vigilant regarding these types of issues. This derives not only from the Board’s fiduciary duties, but also the history of the Company’s former parent L Brands with these types of allegations, the Company’s obligations under the Settlement Agreement, and expectations from our customers and other key stakeholders. As it relates to Board composition, this means ensuring that we have leaders who promote culture, policies, and procedures to prevent the attendant risks of reputational and operational harm to our business and brand.

•

Conflict of interest and competition concerns relating to a new company that you control, Léays, which describes itself as a global lingerie, sleepwear and beauty brand and appears designed to compete directly with Victoria’s Secret.

•	We appreciate the time you and your counsel took to speak with us on these topics on October 13, 2025.

•

Irrespective of Léays’ current size, the Board views it as a competitor of the Company due to its product offering, designs, store format and advertising, which appear extremely similar to those of Victoria’s Secret.

•

Léays currently ships to more than 50 countries, including the United States, and you and other members of leadership of Léays have stated publicly that it has global ambitions. You have also stated that you don’t “do anything small.” The Board believes the likelihood of Léays continuing to expand globally poses potential legal and business conflicts of interest that would require your recusal from virtually all relevant Board and committee meetings, which would render your role as a Board member highly ineffective. While we appreciate your willingness to explore mitigation options, we do not see a satisfactory solution short of your divestment of your ownership in Léays.

•

The Board’s concerns on this topic were amplified by the concerning events that occurred in the months leading up to the launch of Léays. As you know, a senior BBRC employee who is one of your most trusted advisors visited numerous Victoria’s Secret stores and, according to store personnel with whom he interacted, falsely presented himself as being affiliated with Victoria’s Secret to gain access to and misappropriate confidential sales information from the stores. While we addressed the issue from a legal perspective through an exchange of letters between counsel in which you agreed to destroy all misappropriated information, the Board remains extremely disappointed that you have refused to provide any explanation for this series of events. Indeed, your offhand suggestion during the October 13 meeting that we could ensure we did not face any more such issues by simply adding you to the Board demonstrated an attitude toward compliance with law and conflict issues that is wholly inconsistent with the Board’s expectations.

12	VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT

•

Disregard or lack of attention to U.S. public company laws, regulations and important corporate governance norms, including regarding the appropriate role of an independent director at a U.S. public company.

•

During the three years BBRC has been required to report ownership of Victoria’s Secret stock, it has repeatedly violated U.S. securities laws and antitrust regulations: BBRC violated the SEC’s short-swing profits rules for buying and selling Company securities and in February 2023 was required to disgorge over $50,000; BBRC did not start making ownership disclosure filings on a Schedule 13D until February 2024 despite your request for a Board seat as early as October 2023; and BBRC made acquisitions of the Company’s common stock in violation of U.S. antitrust law for nearly three years by failing to file forms required under the Hart-Scott-Rodino (HSR) Act and observe the mandatory regulatory waiting period.

•

In your September 24, 2025 presentation to the full Board, you expressed your desire to have significant operational involvement as a board member (and, in your view, ideally as Board Chair), consistent with your experience serving on boards at companies you control or effectively control. We interpret this as a desire for a position more akin to an “executive chair” role, which would entail a degree of managerial influence inappropriate for an independent director at a widely held U.S. public company.

•

The Board has further concerns in light of your interest in having a BBRC-appointed designee assume the role of Chair of our Human Capital and Compensation Committee. Lovisa, 40% owned by BBRC and where you chair the board, has received four consecutive years of remuneration “strikes” (indicating at least 25% shareholder disapproval under Australian law), with nearly 74% of votes cast against the pay packages in each of the last two years, 2023 and 2024.

•	Conflict of interest concerns regarding your apparent intention to acquire the Company or creeping control of the Company.

•	As you know, BBRC made an unsuccessful bid to buy the Company in 2021 and thereafter bought into the stock in 2022.

•	Prior to the Board’s determination to adopt a short-term shareholder rights plan, we reached out to you to understand how much of the Company BBRC intended to purchase. Your response was noncommittal.

•

You have on multiple occasions demanded the Board remove the Company’s shareholder rights plan, which would allow BBRC to acquire creeping or negative control over the Company without paying a control premium to the other shareholders who own 87% of the Company.

•	When asked directly about your intentions for Victoria’s Secret during our recent engagement, including whether you may be a potential buyer of the Company, you equivocated.

•

We were also astonished that during and after our conversation following the Board’s adoption of the shareholder rights plan you vehemently disputed the Board’s factual assertion that you have a track record of acquiring controlling interests in retail companies. Given the foregoing context, the Board does not view this as a trivial disagreement over semantics.

The Board’s Proposal for a Mutually Agreeable Resolution

Despite the Board’s determination that your appointment to the Board is not in the best interest of the Company or its shareholders, we remain open to a mutually agreeable resolution with you. To that end, we propose collaborating with you as follows:

•	Adding one mutually agreed new independent director not affiliated with BBRC to the Board, including by considering any candidates you may wish to propose.

•	Your participation in a review with the Board of the Company’s capital allocation.

•

Entering into a longer-term information sharing agreement that would give you the opportunity to receive select confidential business and strategic information on a periodic basis (and in an antitrust-compliant manner), which you could use to provide the Board with your input.

VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT	13

•	In the context of a negotiated resolution with you, we would also commit to taking down the shareholder rights plan, subject to agreement on customary standstill restrictions.

We would welcome the opportunity to announce this collaboration in connection with the release of the Company’s upcoming third quarter earnings.

Please let us know your availability to discuss this proposal.

Sincerely,

The Board of Directors

Victoria’s Secret & Co.

On November 20, 2025, Mr. Blundy delivered a letter to the Board on behalf of BBRC once again requesting that he be appointed to the Board and that the Board commit to Ms. James stepping down at the 2026 Annual Meeting. Mr. Blundy stated, among other things, that he was not seeking to become either Executive or Independent Chair of the Board, he was not asking to eliminate the Rights Plan in an attempt to amass a controlling ownership stake, he was not seeking to acquire VS&Co, he would be willing to resign as director of Léays if it was necessary to eliminate any conflict of interest issues, and that neither he nor BBRC had faced allegations of serious misconduct. Mr. Blundy ended his letter with a statement that “the Board now [had] two choices: collaborate with [BBRC] on necessary changes or force a distracting, wasteful proxy fight that [would] inevitably result in the removal and replacement of the Board’s most entrenched directors.” The letter further stated that Mr. Blundy and BBRC would be “committed to holding the Board accountable in the court of shareholder opinion, including [by] seeking additional Board seats.”

On December 10, 2025, White & Case, on behalf of BBRC, delivered to the Company two additional demands for inspection of books and records. The first demand was for certain stockholder list materials relating to a contemplated proxy solicitation (the “December Stocklist Demand”) and the second demand was for materials in connection with the Board’s consideration and adoption of the Rights Plan and evaluation of Mr. Blundy’s candidacy (the “December Board Materials Demand”).

On December 11, 2025, the Board delivered to Mr. Blundy the following letter responding to his November 20, 2025 letter, correcting the record as to certain statements made therein, which the Board believed to be misleading, and reiterating its prior proposal for a mutually agreeable resolution:

December 11, 2025

Mr. Brett Blundy

Chairman

BBRC International Pte Limited (“BBRC”)

Dear Mr. Blundy,

On behalf of the Board of Directors (the “Board”) of Victoria’s Secret & Co. (“Victoria’s Secret” or the “Company”), we are writing in response to your November 20, 2025 letter.

As we made clear in our letter dated November 13, 2025, the Board determined, consistent with its fiduciary duties and after extensive consideration, that appointing you to the Board would not be in the best interests of Victoria’s Secret or its shareholders. Based on the Board’s engagement and evaluation process, we believe your appointment would create risk for the Company and the continued successful execution of its Path to Potential strategy.

As we noted in that letter, out of respect for your time and BBRC’s large investment in the Company, the Board provided you with detailed information regarding the basis for its reasoning and determination as to your candidacy. In that letter, we also proposed a framework for a collaborative resolution giving you the opportunity to have input on Board representation, capital allocation and other strategic matters. We have yet to receive a response from you on this proposed framework.

In your November 20 letter, you stated, among other things, your belief that the Board’s determination was based on “false pretexts” and that the Board “appear[ed] to have based [its] decision on objections that are unrelated to [your] qualifications to serve as a director.” You also repeated your previously expressed desire that the Chair be removed and made baseless claims that the Board contains “entrenched” directors.

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To be clear, the Board categorically rejects these assertions and demands.

The Board has given you full opportunity to address the concerns from the Board’s prior evaluation of your candidacy and has carefully reviewed your director candidacy anew over the past several months. The Board’s determination as to your candidacy has not changed. While the Board reiterates in full the reasons for its decision as outlined in our November 13 letter, which we re-attach here for your reference, we offer the following observations in response to the five statements in your November 20 letter:

•	“There has never been an allegation or serious misconduct issue lodged against BBRC or me.”

•

In our November 13 letter, we explained “the potential for significant reputational and legal risk to Victoria’s Secret arising from (1) your pattern of hiring executives with a history of serious allegations of sexual harassment or other misconduct, and (2) the reported and alleged instances of harassment and highly inappropriate employee policies that occurred under your oversight at companies you controlled or effectively controlled.” In seeking to deflect the Board’s serious concerns, you have simply asserted that no allegations have been made against you or BBRC. As you know, we have never made such a suggestion. But you and BBRC have controlled or effectively controlled the companies at which such behaviors or hiring decisions took place, demonstrating a pattern of conduct-related issues. We refer you to the November 13 letter for a detailed list of the Board’s reasons and concerns on this matter.

•	“I am willing to resign as a director of Léays if it is necessary to eliminate any conflict of interest issues.”

•

Our November 13 letter explains the Board’s conflict of interest and competition concerns relating to your new global lingerie company, Léays. In response, you have offered to resign from the board of Léays. While the Board appreciates this gesture, we do not believe this would adequately address our competitive concerns given that BBRC controls Léays through the 75% stake it holds in Best&Less, of which Léays is a division. Through BBRC, you control Léays and can determine its board composition and important strategic decisions. As we noted in the November 13 letter, we do not see a satisfactory solution short of divesting your ownership stake in Léays. We believe that Léays’s products, positioning and marketing are so similar to Victoria’s Secret’s that adding its owner to the Board could result in a conflict of interest and therefore would not be in our shareholders’ best interests. We also note you have again failed to provide a satisfactory explanation for the episode regarding your senior employee misrepresenting his affiliation with the Company and attempting to access confidential sales data from behind store registers in the months before the launch of Léays. We refer you to the November 13 letter for a detailed list of the Board’s reasons and concerns on this matter.

•	“I am not seeking to have BBRC acquire VS.” “I am not seeking an elimination of the poison pill to amass a controlling ownership stake.”

•

In our November 13 letter, we explained the Board’s conflict of interest concerns regarding your apparent intention to acquire the Company or creeping control of the Company. We acknowledge your current statement of intent regarding an acquisition of the Company and your statement that, in seeking to eliminate the rights plan, you are not seeking to amass a controlling ownership stake. To be clear, the Board has not taken and will not take any actions to deter you or any other party from making a proposal for the Company, and the Board is fully prepared to remove the rights plan in connection with a cooperation agreement with BBRC. The Board’s concerns arose from your equivocation on the topic of acquiring the Company, including how much of the Company you would like to own, or creeping control in light of your desire to join the Board, your launch of a competitive business, your repeated requests to remove the rights plan, and your apparent lack of understanding of what constitutes a controlling interest. We refer you to the November 13 letter for a detailed list of the Board’s reasons and concerns on this matter.

•	“I am not seeking to become Executive Chair or Independent Chair of the Board.”

•	The November 13 letter outlines the Board’s concerns regarding your repeated disregard or lack of attention to U.S. public company laws, regulations and important corporate governance

VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT	15

norms, including regarding the appropriate role of an independent director at a U.S. public company. We acknowledge your willingness to make a public statement that you will not seek to become Executive Chair or Independent Chair of the Board. However, we note that this is plainly inconsistent with many of your prior statements in conversations and correspondence with the Board and management. For example, in your presentation to the Board at its September 24th meeting, you told the Board that you believed you should be the Chairman and that your primary interest was to be operationally involved. Among other things, you stated that you found being on a public company board hardly worth the effort and time; that you would much rather talk to our CEO Hillary Super than do “board stuff”; and that you were more interested in being engaged in matters like the Company’s next product launch than the typical duties expected of a public company Board member – all of which raised concerns about your suitability as a director. While we understand that what you described to the Board is likely consistent with your experience as a board member of companies that you control or effectively control, where an executive or quasi-executive role may be more appropriate or common, the Board does not believe that your approach will be constructive or additive within the boardroom, and in fact would likely distract from management’s successful execution of the Path to Potential strategy. We refer you to the November 13 letter for a detailed list of the Board’s reasons and concerns on this matter.

Your letters and communications from your advisors also suggest that if your demands are not met, you would instigate what you characterize as a “distracting, wasteful proxy fight” to replace directors. To be clear, the Board would prefer a collaborative resolution that serves the interests of all shareholders, and to that end, we proposed in our November 13 letter a framework involving a new mutually agreed board member, your input on a capital allocation review, an information sharing agreement allowing you to provide periodic input to the Board, and the removal of the rights plan subject to a standstill. Although the Board determined in accordance with its fiduciary duties that appointing you as a director would not be in the best interests of shareholders, we believe this proposed framework – which you have not yet responded to – would be beneficial for all parties.

Our proposed framework would allow you to share your insights and experience with the Board without risking the Company’s brand or reputation, while allowing management to remain focused on the successful execution of our Path to Potential strategy, which continues to build momentum and drive stock price outperformance. To that end, as you are aware, the Company’s third quarter net sales increased by 9%, and comparable sales 8%, over last year, reflecting strong growth and outperformance across Victoria’s Secret, PINK, and Beauty as well as strength across channels and geographies. In the period since the Board announced the appointment of Hillary Super as CEO, the Company has delivered total shareholder returns of 173%, outperforming the S&P 1500 Specialty Retail Index by 161% and the peers used by research analysts by 154%, giving us confidence to raise our full year guidance at both the top and bottom line, and positioning the Company for long-term success.1 We reiterate our proposed framework today and hope you will collaborate with us to prioritize building shareholder value over your demand for a board seat for yourself.

However, please also understand that the Board is fully prepared to explain to the Company’s shareholders in detail the reasons for rejecting your nomination and its attempts to reach a resolution with you. We are confident that when presented with the full understanding of the facts available to the Board, shareholders will come to the same conclusion as the Board. We are also confident that shareholders will recognize the decisive action taken by the Board, under Donna James’ leadership, to appoint Hillary Super as the Company’s CEO, which has yielded outperformance and value creation for all shareholders, including BBRC.

***

We remain available to discuss our proposal at a mutually convenient time and look forward to engaging further with you.

Sincerely,

The Board of Directors

Victoria’s Secret & Co.

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Enclosure

November 13, 2025 Letter to BBRC

[Enclosure omitted]

1    Source: FactSet (12/10/25, measured against price at close on unaffected date of August 13, 2025, the date before the public announcement of Super’s appointment); Analyst Peer Group: Includes peers that at least one analyst references in research reports (from June); comprising Abercrombie & Fitch, American Eagle, Gap, Urban Outfitters, Levi, Buckle, Carter’s, Torrid, Lululemon, Aritzia, Bath & Body Works, Capri, Dillard’s, Genesco, J.Jill, Kohl’s, Macy’s, The Children’s Place, Tilly’s, Tapestry, Zumiez, H&M, Industria de Diseno Textil and Vera Bradley; TSR comparison uses peer median; S&P 1500 Retail Index referenced because you have used as a reference point in your prior public communications.

On December 17, 2025, Kirkland responded to White & Case’s December Stocklist Demand, agreeing on behalf of the Company to provide the materials requested subject to the execution of a customary confidentiality agreement, and requesting that White & Case withdraw the now overlapping October Stocklist Demand.

That same day, Kirkland responded to the December Board Materials Demand with a letter outlining its legal deficiencies. Kirkland wrote that the December Board Materials Demand failed to provide a proper purpose, as required by applicable Delaware law, because, among other things, BBRC had shown no credible basis for inferring wrongdoing regarding the Board’s adoption of the Rights Plan or its evaluation of Mr. Blundy’s candidacy.

On December 19, 2025, Mr. Blundy delivered to the Board a letter responding to the Board’s December 11, 2025 letter. In the letter, Mr. Blundy, among other things, repeated his request that he be appointed to the Board immediately and that Ms. James step down at the 2026 Annual Meeting, and indicated that should the Board be “unwilling” to acquiesce to his requests, he would have no choice but to proceed with a proxy contest.

Later that day, White & Case responded to Kirkland’s December 17, 2025 correspondence regarding the December Stocklist Demand, withdrawing the October Stocklist Demand.

On January 9, 2026, in response to Mr. Blundy’s December 19, 2025 correspondence, the Board delivered to Mr. Blundy the following letter, reiterating the Board’s proposal for a mutually agreeable resolution but stating it would be ready to respond if BBRC were to launch a proxy contest:

January 9, 2026

Mr. Brett Blundy

Chairman

BBRC International Pte Limited (“BBRC”)

Mr. Blundy,

We acknowledge receipt of your December 19, 2025 letter. As we have explained in our many discussions and extensive, good-faith review of your director candidacy, the Board is committed to acting in the best interests of the Company and its shareholders. To that end, in addition to our ongoing engagement with BBRC, the Board continues to actively engage with and receive input from numerous other shareholders on a range of topics, including strategy, capital allocation and board composition. We value input from all shareholders, including BBRC, as such input has and will continue to inform our decision-making as fiduciaries.

We remain open to a constructive collaboration with BBRC that allows the Company to continue to create long-term value by executing its Path to Potential strategy under Hillary’s leadership, which is delivering strong positive results. Accordingly, the Board would like to reiterate its proposal to appoint one mutually agreed, new independent director unaffiliated with BBRC and to give open consideration to any candidates you may propose. We also invite your participation in a Board-level review of the Company’s capital allocation priorities, including the possibility of a long-term, antitrust-compliant information-sharing arrangement that would provide BBRC periodic access to confidential business and strategic information, thereby enabling your informed industry input while mitigating competitive and reputational risks. In the context of a collaboration with BBRC, the Board would also commit to withdrawing the shareholder rights plan, subject to customary standstill provisions.

VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT	17

We continue to believe that a constructive resolution is in the best interest of the Company and all shareholders. However, if you decide to initiate what you have admitted would be a “distracting, wasteful proxy fight,” we are fully prepared for a contested election and will be compelled to explain to shareholders the Board’s detailed reasons for rejecting your nomination and our attempts to reach a resolution with you. Based on our conversations with other shareholders, we remain confident that when presented with the full understanding of the facts available to the Board and the Company’s current strong value creation trajectory – which has generated substantial appreciation for our investors, including BBRC – shareholders will come to the same conclusion with respect to your candidacy as the Board.

Please let us know if you would like to find a time to discuss. We look forward to continuing constructive engagement with BBRC in 2026.

Sincerely,

The Board of Directors

Victoria’s Secret & Co.

On January 19, 2026, the Company and BBRC executed a confidentiality agreement pursuant to which the Company would provide information in response to the December Stocklist Demand.

In February 2026, Kirkland confirmed in response to a request by White & Case that there had been no changes to the Company’s form director nomination documents or other director nomination processes.

On March 5, 2026, in its press release reporting 2025 fourth quarter and full year results, the Company announced that it had initiated a strategic review of DailyLook and that Company was continuing to assess the Adore Me business and explore opportunities to optimize it within the broader portfolio.

On March 20, 2026, the Company’s deadline for stockholders to nominate director candidates or propose other business at the 2026 Annual Meeting passed without any notice of nominations from BBRC or any other stockholder.

On May 1, 2026, the Company filed its Proxy Statement for the 2026 Annual Meeting.

BBRC Launches BBRC Campaign

On May 4, 2026, BBRC filed a preliminary proxy statement launching the BBRC Campaign.

On May 5, 2026, the Company issued a press release commenting on the BBRC Campaign.

On May 10, 2026, Mariam Naficy informed the Company of her decision to not stand for re-election as a director at the 2026 Annual Meeting and advised the Board that she made her decision in light of her near-term professional commitments and the time and attention required to engage with the BBRC Campaign, which BBRC launched after the filing of the Company’s definitive Proxy Statement. Ms. Naficy indicated that her decision not to stand for re-election was not as a result of any disagreement with the Company. She will continue to serve as a director until the 2026 Annual Meeting, after which the size of the Board will be reduced from 10 to nine directors.

On May 11, 2026, the Company filed this Proxy Supplement.

18	VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT

Appendix

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, all of our directors (all of whom are standing for re-election with the exception of Mariam Naficy) and certain officers and other employees of the Company are considered “participants” with respect to the Company’s solicitation of proxies in connection with the 2026 Annual Meeting (each, individually, a “Participant” and, collectively, the “Participants”). The following sets forth certain information about the Participants.

Directors and Director Nominees

For information on the Company’s directors and director nominees who are Participants, including their names, ages and principal occupations, please see the “Proposal One: Election of Directors – Director Nominees” section of the Proxy Statement. Other than as set forth in this Appendix or elsewhere in this Proxy Supplement, the business address for the Company’s directors and director nominees is c/o Victoria’s Secret & Co., 4 Limited Parkway, Reynoldsburg, Ohio 43068.

Certain Officers and Other Employees

The officers of the Company who are Participants are Hillary Super, Scott Sekella and Melinda McAfee. The business address for these Participants is c/o Victoria’s Secret & Co., 4 Limited Parkway, Reynoldsburg, Ohio 43068. For information on Ms. Super, Mr. Sekella and Ms. McAfee including their principal occupations, please see the “Compensation Discussion and Analysis – Named Executive Officers” section of the Proxy Statement. The principal occupation of Ms. McAfee as of the date of this Proxy Supplement is Chief Legal and Compliance Officer.

Information Regarding Ownership of the Company’s Securities by Participants

Except as described in this Appendix, this Proxy Supplement or the Proxy Statement, no Participant owns of record any shares of VS&Co common stock that he or she does not own beneficially.

Information regarding the direct or indirect beneficial ownership of VS&Co common stock by each of our directors, director nominees and named executive officers, as well as all directors and executive officers of the Company as a group, as of the Record Date, is set forth under the heading “Beneficial Ownership of Shares” in the Proxy Statement.

Miscellaneous Information Regarding Participants

Except as described in this Appendix, this Proxy Supplement or the Proxy Statement, to the Company’s knowledge, (1) none of the Participants or any of their associates is either a party to any transaction or series of transactions since February 1, 2025 or has knowledge of any current proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a Participant and the amount involved exceeds $120,000 and (ii) in which any related person had or will have a direct or indirect material interest; (2) no Participant or associate thereof, directly or indirectly, (i) beneficially owns any securities of the Company or any securities of any parent or subsidiary of the Company or (ii) owns any securities of the Company of record but not beneficially; (3) no Participant or associate thereof has entered into any agreement or understanding with any person with respect to any future employment by the Company or its affiliates or any future transactions to which the Company or its affiliates will or may be a party; (4) no Participant has purchased or sold any securities of the Company within the past two years; (5) none of the purchase price or market value of any securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained

VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT	19

for the purpose of acquiring or holding such securities; (6) no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (7) no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2026 Annual Meeting other than an interest, if any, as a stockholder of the Company or, with respect to each of the Board’s nominees, as a nominee for director; (8) excluding any of our directors or executive officers acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2026 Annual Meeting other than an interest, if any, as a stockholder of the Company or, with respect to each of the Board’s nominees, as a nominee for director; (9) there are no material proceedings to which any of our directors or executive officers, or any of their associates is a party adverse to, or has a material interest adverse to, the Company or any of our subsidiaries; (10) there are no family relationships between any directors of the Company, the Board’s nominees and the executive officers of the Company; and (11) no Participant has been the subject of a criminal conviction (excluding traffic violations or similar misdemeanors) within the last 10 years.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of VS&Co common stock by the Participants during at least the past two years (May 1, 2024 through May 11, 2026). Unless otherwise indicated, all transactions were effected in the public market or pursuant to the Company’s equity compensation plans and none of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (May 1, 2024 through May 11, 2026)
Name	Transaction Date	Number of Securities	Transaction Notes
Irene Chang Britt	06/18/2025	7,440
	06/13/2024	7,796
Sarah Davis	06/18/2025	7,304
	06/13/2024	7,654
Donna James	04/02/2026	2,175
	06/18/2025	12,739
	09/12/2024	1,000
	06/13/2024	12,210
Jacqueline Hernández	06/18/2025	7,304
	06/13/2024	7,654
Rod Little	06/18/2025	6,761
	06/13/2024	7,084
David McCreight	06/18/2025	7,304
Lauren Peters	06/18/2025	7,440
	06/13/2024	7,796
Anne Sheehan	04/02/2026	5,475
	06/18/2025	7,304
	06/13/2024	7,654
Hillary Super	03/19/2026	80,662
	03/19/2026	(23,294)
	10/07/2025	(39,045)

20	VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT

Company Securities Purchased or Sold (May 1, 2024 through May 11, 2026)
Name	Transaction Date	Number of Securities	Transaction Notes
	03/19/2025	142,066
	10/07/2024	237,800
Scott Sekella	03/19/2026	30,765
	02/03/2026	(2,061)
	09/02/2025	11,161
	02/03/2025	21,484
Melinda McAfee	03/19/2026	16,546	1
	03/19/2026	(13,445)	1
	03/16/2026	(11,679)	1
	02/19/2026	20,256	1, 2
	10/31/2025	(2,221)	1
	03/19/2025	53,621	1
	03/19/2025	(7,764)	1
	03/16/2025	(7,351)	1
	02/20/2025	9,400	1
	10/31/2024	(1,020)	1
	08/18/2024	(214)	1
	05/19/2024	(1,328)	1
Mariam Naficy	06/18/2025	6,625
	06/13/2024	6,942

Transaction Descriptions

1	Total includes shares acquired under the Company Associate Stock Purchase Plan that were exempt pursuant to Rule 16b-3.
2

The reported acquired securities represent shares issued in settlement of performance share units granted on March 16, 2023 for which the Human Capital and Compensation Committee has certified achievement of performance.

VS&Co | SUPPLEMENT TO 2026 PROXY STATEMENT	21

Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Victoria’s Secret & Co. Annual Meeting of Stockholders For Stockholders of Record as of April 15, 2026 Thursday, June 11, 2026 8:30 AM, Eastern Time Annual Meeting to be held live via the Internet—please visit www.proxydocs.com/VSCO for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 8:30 AM, Eastern Time, June 11, 2026. Internet: www.proxypush.com/VSCO Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-977-5067 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/VSCO This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Scott Sekella & Melinda McAfee (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Victoria’s Secret & Co. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright _ 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Victoria’s Secret & Co. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1._ To elect QLQH directors to serve until the 2027 annual meeting of stockholders; FOR AGAINST ABSTAIN 1.01 Donna James FOR 1.02 Irene Chang Britt FOR 1.03 Sarah Davis FOR 1.04 Jacqueline Hernández FOR 1.05 Rod Little FOR 1.06 David McCreight FOR 1.07 [Omitted] FOR 1.08 Lauren Peters FOR 1.09 Anne Sheehan 1.10 Hillary Super FOR FOR AGAINST ABSTAIN 2. To approve, on an advisory basis, the compensation of our named executive officers; FOR 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting FOR firm for fiscal year 2026; and 4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/VSCO Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date